Exhibit 99.1

Akcea Reports Financial Results and Highlights for Second Quarter 2020

Global Net Product Revenues of $16 Million, an Increase of 66% Year-Over-Year

Achieved Pricing and Reimbursement Across Key Markets in Europe

Conference Call Webcast Tuesday, August 4, 4:30 p.m. ET at www.akceatx.com

Boston, Mass., August 4, 2020 (PR NEWSWIRE) — Akcea Therapeutics, Inc. (NASDAQ: AKCA), a majority-owned affiliate of Ionis Pharmaceuticals, Inc., focused on developing and commercializing medicines to treat patients with serious and rare diseases, today reported financial results for the second quarter ended June 30, 2020. The company reported a net loss for the three and six months ended June 30, 2020 on a GAAP basis of $50 million and $92 million, respectively. On a non-GAAP basis, the company reported a net loss for the three and six months ended June 30, 2020 of $33 million and $69 million, respectively. Akcea had $390 million of cash, cash equivalents and short-term investments as of June 30, 2020.

“We achieved important commercial milestones during the second quarter and continued to see consistent revenue growth with both TEGSEDI and WAYLIVRA,” said Damien McDevitt, chief executive officer of Akcea. “We also continued to enhance and build upon the strength of our management team with the addition of several key leaders. We now have a full team in place and look forward to their many contributions as we move the company forward. Our focus remains on executing on our commercial launches, expanding our pipeline, and delivering our robust portfolio of medicines to patients living with serious and rare diseases.”

“In the second quarter, we achieved commercial product revenues of $16 million from TEGSEDI and WAYLIVRA, an increase of 66% from the prior year quarter, and an increase of 8% from the first quarter 2020,” said Michael Price, chief financial officer of Akcea. “We remain well capitalized with $390 million in cash and short-term investments as of the end of June, putting us in a strong financial position to execute on our strategic priorities going forward.”

Upcoming Events

•	Launch of TEGSEDI in additional E.U. countries, and through PTC Therapeutics in Latin America

•	Launch of WAYLIVRA in additional E.U. countries

•	Refile marketing application for WAYLIVRA in the U.S. with the Food and Drug Administration, or FDA

•	Initiate a Phase 3 study of AKCEA-APOCIII-LRx for Familial Chylomicronemia Syndrome, or FCS, this year

•	Present the positive Phase 2 results of AKCEA-APOCIII-LRx and vupanorsen (AKCEA-ANGPTL3-LRx) at an upcoming medical congress in Q3

Recent Organizational Developments

•	Strengthened and expanded the management team

•	Michael Price as EVP and Chief Financial Officer

•	Carla Poulson as SVP and Chief Human Resources Officer

•	Dr. William Andrews as Chief Medical Officer

•	Tracy Palmer Berns as Chief Compliance Officer

•	Dr. Kia Motesharei as SVP, Business Development and Corporate Strategy

•	Dr. Christophe Hotermans as SVP, Global Medical Affairs

Recent Commercial Achievements

•	Achieved total product sales of $16 million, maintaining consistent quarter over quarter sales growth

•	Finalized pricing and reimbursement in Spain, Portugal, Italy and Austria for TEGSEDI

•	Secured listing for TEGSEDI in several Canadian provinces, clearing the path to reimbursement following the signing of the Letter of Intent with the pan-Canadian Pharmaceutical Alliance, or pCPA

•	Added first patient on commercial therapy in Greece for WAYLIVRA

•	Successfully concluded pricing and reimbursement negotiations in Germany for WAYLIVRA

•	Marketing Authorization Application submitted to ANVISA in Brazil through PTC Therapeutics for WAYLIVRA

Recent Pipeline Achievements

•	AKCEA-APO(a)-LRx granted Fast Track Designation for the treatment of Lp(a)-driven cardiovascular disease; trial readout is currently expected in 2024

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Results from the NEURO-TTR Phase 3 Open-Label Extension (OLE) study in Patients with Polyneuropathy Driven by Hereditary Transthyretin Amyloidosis were published in the European Journal of Neurology. Find more info at www.doi.org

Financial Results

All non-GAAP amounts referred to in this press release exclude non-cash compensation expense related to equity awards. Please refer to the reconciliation of non-GAAP and GAAP measures, which is provided later in this release.

Revenue

Akcea’s total revenue for the three and six months ended June 30, 2020 was $22 million and $38 million, respectively, which was comprised of product revenue and research and development collaboration revenue. Revenue from sales of TEGSEDI and WAYLIVRA during the three and six months ended June 30, 2020 was $16 million and $32 million, respectively, compared to $10 million and $17 million for the same periods in 2019. Akcea did not recognize licensing revenue in 2020, whereas licensing revenue totaled $6 million from PTC Therapeutics for the three and six months ended June 30, 2019. Akcea’s research and development collaboration revenue for the three and six months ended June 30, 2020 was $6 million and $7 million, respectively, compared to $11 million and $168 million for the same periods in 2019. The decrease in research and development collaboration revenue for the six months ended June 30, 2020 compared to the same period in 2019 was primarily related to the $150 million license fee the company earned in the first quarter of 2019 as a result of Novartis’ exercise of its option to license AKCEA-APO(a)-LRx.

Expenses

Akcea’s operating expenses, net of the reimbursement due from Ionis through the companies’ profit/loss share arrangement, for the three and six months ended June 30, 2020 on a GAAP basis were $73 million and $135 million, respectively, and on a non-GAAP basis were $57 million and $111 million, respectively. These amounts compare to GAAP operating expenses of $65 million and $203 million and non-GAAP operating expenses of $51 million and $170 million for the same periods in 2019. The decrease in operating expenses for the six months ended June 30, 2020 compared to the same period in the prior year was primarily due to the one-time $75 million sublicense fee paid to Ionis as a result of Novartis’ license of AKCEA-APO(a)-LRx in 2019 and lower development costs as a result of studies completed in 2019.

Net Loss

Akcea reported a net loss of $50 million and $92 million on a GAAP basis for the three and six months ended June 30, 2020, respectively, compared to a net loss of $37 million and $10 million for the same periods in 2019. Akcea reported a non-GAAP net loss of $33 million and $69 million for the three and six months ended June 30, 2020, respectively. This compared to a non-GAAP net loss of $23 million and non-GAAP net income of $23 million for the same periods in 2019. The change from non-GAAP net income to non-GAAP net loss was due to the decrease in research and development collaboration revenue described above.

For the three and six months ended June 30, 2020, basic and diluted net loss per share of common stock owned by Ionis were $0.49 and $0.91, respectively. For the three and six months ended June 30, 2020, basic and diluted net loss per share of common stock owned by others was $0.49 and $0.91, respectively. For the three and six months ended June 30, 2019, basic and diluted net loss per share of common stock owned by Ionis was $0.40 and $0.06, respectively. For the three and six months ended June 30, 2019, basic and diluted net loss per share of common stock owned by others was $0.40 and $0.26, respectively.

Balance Sheet

As of June 30, 2020, Akcea had cash, cash equivalents and short-term investments of $390 million compared to $464 million at December 31, 2019. With its strong balance sheet, the Company believes it is well positioned to continue to execute on its strategy and potentially broaden its pipeline.

Conference Call

At 4:30 p.m. Eastern Time today, August 4, 2020, Akcea will conduct a live webcast conference call to discuss this earnings release and related activities. Interested parties may listen to the call by dialing 888-317-6003, passcode 9496130 or access the webcast at www.akceatx.com. A webcast replay will be available for a limited time at the same address.

ABOUT AKCEA THERAPEUTICS

Akcea Therapeutics, Inc., a majority-owned affiliate of Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), is a biopharmaceutical company focused on developing and commercializing medicines to treat patients with serious and rare diseases. Akcea is commercializing TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen), as well as advancing a mature pipeline of novel medicines, including AKCEA-APO(a)-LRx, vupanorsen (AKCEA-ANGPTL3-LRx), AKCEA-APOCIII-LRx, and AKCEA-TTR-LRx, with the potential to treat multiple diseases. All six medicines were discovered by Ionis, a leader in antisense therapeutics, and are based on Ionis’ proprietary antisense technology. TEGSEDI is approved in the U.S., E.U., Canada and Brazil, and WAYLIVRA is approved in the E.U. Akcea is headquartered in Boston, Massachusetts, and is building the infrastructure to commercialize its medicines globally. Additional information about Akcea is available at www.akceatx.com and you can follow the Company on twitter at @akceatx.

FORWARD-LOOKING STATEMENT

This press release includes forward-looking statements regarding the business of Akcea Therapeutics, Inc. Any statement describing Akcea’s goals, expectations, financial or other projections, intentions or beliefs, including the commercial potential of TEGSEDI®, WAYLIVRA® and Akcea’s other medicines in development is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines. Akcea’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Akcea’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Akcea. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Akcea’s programs are described in additional detail in Akcea’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from the company.

In this press release, unless the context requires otherwise, “Ionis”, “Akcea,” “Company,” “Companies,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and/or Akcea Therapeutics.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc. Akcea Therapeutics® TEGSEDI® and WAYLIVRA® are trademarks of Akcea Therapeutics, Inc.

AKCEA THERAPEUTICS, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenue:
Commercial revenue
Product revenue, net	$16,364	$9,865	$31,523	$16,619
Licensing revenue	—	6,036	—	6,036

Total commercial revenue	16,364	15,901	31,523	22,655
Research and development and license revenue under collaborative agreements	6,013	10,722	6,928	167,784

Total revenue	22,377	26,623	38,451	190,439
Expenses:
Cost of sales and license	5,046	5,783	9,829	8,227
Research and development	29,731	20,271	47,086	119,890
Selling, general and administrative	42,139	50,740	88,385	95,342
Net loss share from commercial activities under arrangement with Ionis Pharmaceuticals, Inc.	(3,448)	(11,465)	(10,499)	(20,521)

Total expenses	73,468	65,329	134,801	202,938

Loss from operations	(51,091)	(38,706)	(96,350)	(12,499)
Other income (expense):
Investment income	1,055	1,571	2,826	2,795
Other expense	(146)	(28)	(276)	(140)

Loss before income tax expense	(50,182)	(37,163)	(93,800)	(9,844)
Income tax benefit (expense)	605	(160)	1,373	(292)

Net loss	$(49,577)	$(37,323)	$(92,427)	$(10,136)

Net loss per share of common stock owned by Ionis, basic and diluted	$(0.49)	$(0.40)	$(0.91)	$(0.06)

Weighted-average shares of common stock outstanding owned by Ionis, basic and diluted	77,095	70,221	77,095	69,406

Net loss per share of common stock owned by others, basic and diluted	$(0.49)	$(0.40)	$(0.91)	$(0.26)

Weighted-average shares of common stock outstanding owned by others, basic and diluted	24,382	22,574	24,196	22,351

AKCEA THERAPEUTICS, INC.

Reconciliation of GAAP to Non-GAAP Basis:

Condensed Consolidated Operating Expenses, Loss from Operations, and Net Loss

(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
As reported operating expenses according to GAAP	$73,468	$65,329	$134,801	$202,938
Excluding compensation expense related to equity awards	16,121	14,363	23,402	32,923

Non-GAAP operating expenses	$57,347	$50,966	$111,399	$170,015

As reported loss from operations according to GAAP	$(51,091)	$(38,706)	$(96,350)	$(12,499)
Excluding compensation expense related to equity awards	16,121	14,363	23,402	32,923

Non-GAAP (loss) income from operations	$(34,970)	$(24,343)	$(72,948)	$20,424

As reported net loss according to GAAP	$(49,577)	$(37,323)	$(92,427)	$(10,136)
Excluding compensation expense related to equity awards	16,121	14,363	23,402	32,923
Income tax effect related to compensation expense related to equity awards	478	—	—	—

Non-GAAP net (loss) income	$(32,978)	$(22,960)	$(69,025)	$22,787

Reconciliation of GAAP to non-GAAP Basis

As illustrated in the Selected Financial Information in this press release, non-GAAP operating expenses, non-GAAP (loss) income from operations, and non-GAAP net (loss) income were adjusted from GAAP to exclude compensation expense related to equity awards, and non-GAAP net (loss) income was adjusted from GAAP to also exclude the income tax effect associated with compensation expense related to equity awards, both of which are non-cash expenses. Akcea has regularly reported non-GAAP measures for operating results as non-GAAP results. These measures are provided as supplementary information and are not a substitute for financial measures calculated in accordance with GAAP. Akcea reports these non-GAAP results to better enable financial statement users to assess and compare its historical performance and project its future operating results and cash flows. Further, the presentation of Akcea’s non-GAAP results is consistent with how Akcea’s management internally evaluates the performance of its operations.

AKCEA THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets:
Cash and cash equivalents	$135,744	$306,866
Short-term investments	254,144	156,806
Accounts receivable	14,049	10,496
Receivable from Ionis Pharmaceuticals, Inc.	—	3,231
Inventories	13,756	8,817
Other current assets	10,480	10,689
Property, plant and equipment, net	5,895	5,261
Operating lease right-of-use assets	10,646	11,094
Intangible assets, net	80,127	83,051
Deposits and other assets	3,096	2,939

Total assets	$527,937	$599,250

Liabilities and stockholders’ equity:
Accounts payable	$4,253	$10,216
Payable to Ionis Pharmaceuticals, Inc.	5,320	—
Accrued compensation	8,313	12,793
Accrued liabilities	12,316	14,191
Deferred revenue	263	2,165
Other current liabilities	4,716	2,633
Long-term portion of lease liabilities	13,545	14,248
Other long-term liabilities	183	—
Stockholders’ equity	479,028	543,004

Total liabilities and stockholders’ equity	$527,937	$599,250

Akcea Investor Contact:

Matt Roache

Director, Investor Relations

617.841.9535

mroache@akceatx.com

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